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Company Contact:

Michael Anthofer

EVP and CFO

408-321-6111

Moriah Shilton

Investor Relations

408-321-6713

ITC Extends Final Determination Date in Tessera's ITC Wireless Action to May 20, 2009

SAN JOSE, Calif. - March 26, 2009 - Tessera Technologies, Inc. (NASDAQ: TSRA) announced today the U.S. International Trade Commission (ITC) has decided to extend to May 20, 2009 the deadline for the full Commission to issue its Final Determination in the action brought by Tessera against certain wireless manufacturers, Investigation No. 337-TA-605 (Wireless ITC action). The Commission cited their need for additional briefings as the reason for the rescheduled deadline.

The commission asked the additional briefings address the following three questions. The first is whether Tessera is entitled to a general exclusion order (GEO). The second is whether the ITC has the authority under the statute to issue a "tailored GEO," which would ostensibly reach only specified downstream products and manufacturers. The third question is whether the ITC has the authority to issue two different exclusion orders at two different times, specifically whether the Commission can issue a limited exclusion order (LEO) immediately and then issue a GEO at a later date.

The respondents in the Wireless ITC action are Advanced Micro Devices, Freescale Semiconductor, Inc., Motorola, Inc., Qualcomm, Inc., Spansion, Inc., Spansion, LLC and ST Microelectronics N.V. Tessera is asserting infringement of two Tessera patents, U.S. Patent No. 6,433,419 ('419) and U.S. Patent No. 5,852,326 ('326), and is seeking an exclusion order barring import of infringing products that incorporate the patented technology.

About Tessera

Tessera Technologies develops and delivers technologies for wireless, consumer and computing products. The company's packaging and interconnect solutions enable smaller, higher-functionality electronic devices. Tessera's imaging and optics solutions provide low-cost, high-quality camera functionality in electronic products and include image sensor packaging, wafer-level optics and image enhancement intellectual property.  The company also offers customized micro-optic lenses, from diffractive and refractive optical elements to integrated micro-optical subassemblies.  Tessera licenses its technologies, as well as delivers products based on these technologies, to promote the development of the supply chain infrastructure.  The company is headquartered in San Jose, California. For information call 1.408.321.6000 or go to www.tessera.com.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to developments in the law, procedural schedules, and the actions of the ITC. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008, include more information about factors that could affect the company's financial results.

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Tessera and the Tessera logo are trademarks or registered trademarks of Tessera Inc. or its affiliated companies in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.